HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	J. Larry Sorsby	Jeffrey T. O’Keefe
	Executive Vice President and CFO	Director of Investor Relations
	732-747-7800	732-747-7800

FOR IMMEDIATE RELEASE

HOVNANIAN ENTERPRISES ADOPTS STOCKHOLDER RIGHTS PLAN STRUCTURED TO PRESERVE USE OF NET OPERATING LOSSES

Red Bank, NJ – August 4, 2008 – Hovnanian Enterprises, Inc. (NYSE: HOV) today announced its Board of Directors has adopted a shareholder rights plan (the “Rights Plan”) designed to preserve shareholder value and the value of certain tax assets primarily associated with net operating loss carryforwards (NOL) and built in losses under Section 382 of the Internal Revenue Code.

The Company’s ability to use its NOLs and built in losses would be limited, if there was an “ownership change” under Section 382. This would occur if shareholders owning (or deemed under Section 382 to own) 5% or more of the Company’s stock increase their collective ownership of the aggregate amount of outstanding shares of Hovnanian Enterprises, Inc. by more than 50 percentage points over a defined period of time. The Rights Plan was adopted to reduce the likelihood of an “ownership change” occurring as defined by Section 382.

“A stockholder rights plan protects the interests of all stockholders from the possibility of losing the tax benefit of net operating loss carryforwards and built in losses under Section 382,” said Ara K. Hovnanian, President and Chief Executive Officer of the Company. “The Rights Plan is not intended for defensive or anti-takeover purposes and is in the best interests of all stockholders of Hovnanian. To help ensure that we preserve the value of NOLs and built in losses under Section 382, the Board may take measures in addition to the Rights Plan. Once the tax benefits of the NOLs and built in losses have been utilized, the Board intends to terminate the Rights Plan.”

Under the Rights Plan, one right will be distributed for each share of Class A Common Stock and Class B Common Stock of Hovnanian outstanding as of the close of business on August 15, 2008. Effective August 15, 2008, if any person or group acquires 4.9% or more of the outstanding shares of Class A common stock of Hovnanian without the approval of the Board of Directors, there would be a triggering event causing significant dilution in the voting power of such person or group. However, existing stockholders who currently own 4.9% or more of the outstanding shares of Class A common stock will trigger a dilutive event only if they acquire additional shares. The Rights Plan may be terminated by the Board at any time, prior to the Rights being triggered.

The Rights Plan will continue in effect until August 15, 2018, unless it is terminated or redeemed earlier by the Board of Directors. The Company plans to submit the continuation of the Rights Plan to a stockholder vote within the next 12 months, and the failure to obtain this approval will result in termination of the Rights Plan.

On or prior to August 15, 2008 the Rights Plan will be filed by Hovnanian with the Securities and Exchange Commission; this filing will contain additional information regarding the terms and conditions of the Rights Plan. In addition, stockholders of record of Hovnanian as of August 15, 2008 will be mailed a detailed summary of the Rights Plan.

About Hovnanian Enterprises, Inc.

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, Chairman, is headquartered in Red Bank, New Jersey. The Company is one of the nation’s largest homebuilders with operations in Arizona, California,

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Delaware, Florida, Georgia, Illinois, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia. The Company’s homes are marketed and sold under the trade names K. Hovnanian Homes, Matzel & Mumford, Forecast Homes, Parkside Homes, Brighton Homes, Parkwood Builders, Windward Homes, Cambridge Homes, Town & Country Homes, Oster Homes, First Home Builders of Florida and CraftBuilt Homes. As the developer of K. Hovnanian’s Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2007 annual report, can be accessed through the “Investor Relations” section of Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian's investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

Hovnanian Enterprises, Inc. is a member of the Public Home Builders Council of America (“PHBCA”) (www.phbca.org), a nonprofit group devoted to improving understanding of the business practices of America's largest publicly-traded home building companies, the competitive advantages they bring to the home building market, and their commitment to creating value for their home buyers and stockholders. The PHBCA's 14 member companies build one out of every five homes in the United States.

Forward-Looking Statement

Certain information included herein and in other company reports may contain forward-looking statements, including statements concerning estimated future sales and earnings, new product introduction, and operational improvement. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results in future periods of Hovnanian Enterprises, Inc. to differ materially from forecasted results. Those risks include, among others, changes in customer orders and demand for our products; changes in raw material pricing, labor, equipment and transportation costs; pricing actions by our competitors; changes in law; the ability to attract and retain management and employees; the inability to successfully execute management strategies with respect to cost containment, production decreases, inventory control, the integration of acquired businesses, and the construction of a new manufacturing plant; and general changes in economic conditions or residential construction. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

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